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                                                                  Exhibit 9(ddd)

                       ADMINISTRATIVE SERVICES AGREEMENT
                       ---------------------------------

     This Agreement is made as of the 1st day of December, 1997, by and between THE RBB FUND, INC., a Maryland corporation (the "Fund"), on behalf of its n/i Larger Cap Value Fund ( the "Portfolio") and COUNSELLORS FUNDS SERVICE, INC. ("Counsellors"), a Delaware corporation.

                              W I T N E S S E T H

     WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to retain Counsellors to provide certain administrative services to the Portfolio, and Counsellors is willing to furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1.  Appointment.  The Fund hereby appoints Counsellors to provide certain
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administrative services to the Portfolio for the period and on the terms set forth in this Agreement. Counsellors accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 6 of this Agreement. Counsellors agrees to comply with all relevant provisions of the Securities Act of 1933, as
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amended, the Securities Exchange Act of 1934, as amended, and 1940 Act and applicable rules and regulations thereunder.

     2.  Services on a Continuing Basis.  Subject to the supervision and
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direction of the Board of Directors of the Fund, Counsellors undertakes to perform the following administrative services for the Portfolio:

     (a) Making available office facilities, as requested by the Fund, (which may be in the offices of Counsellors or a corporate affiliate);

     (b) Furnishing data processing services, clerical services and certain internal quasi-legal, executive and administrative services;

     (c) Furnish an 800 telephone line for shareholder inquires and otherwise assist in the preparation of shareholder communications and notices as requested by the Fund or the investment adviser to the Portfolio (the "Investment Adviser").

     (d) Assisting in coordinating the preparation of reports to the Portfolio's shareholders of record and the Securities and Exchange Commission (the "SEC") including, but not limited to, proxy statements; annual, semi-annual and quarterly reports to Shareholders; annual and semi-annual reports on Form N-SAR; and post-effective amendments to the Fund's Registration Statement on Form N-1A (the "Registration Statement");

     (e) Assisting the Investment Adviser, at the Investment Adviser's request, in monitoring and developing compliance procedures which will include, among other matters,

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procedures to assist the Investment Adviser in monitoring compliance with the
Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations; and

         (f) Acting as liaison between the Fund and the Fund's independent public accountants, counsel, custodian or custodians, transfer agent and administrator and taking all reasonable action in the performance of its obligations under this Agreement to assure that all necessary information is made available to each of them.

     In performing all services under this Agreement, Counsellors shall act in conformity with applicable law, the Fund's Articles of Incorporation and By-Laws, and all amendments thereto, and the Portfolio's investment objective, investment policies and other practices and policies set forth in the Fund's Registration Statement, as such Registration Statement and practices and policies may be amended from time to time.

     3.  Books and Records.  In connection with the services provided under this
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Agreement, Counsellors shall maintain such books and records, as required by the
Fund, of the Fund's reports or filings with the Portfolio's shareholders, the SEC authorities and other required reports and documents prepared, filed or distributed on behalf of the Fund.

     The books and records pertaining to the Fund or any Portfolio that are in the possession of Counsellors shall be the property of the Fund. Such books and records shall be prepared

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and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during Counsellors' normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Counsellors to the Fund or the Fund's authorized representative at the Fund's expense.

     4.  Confidentiality.  Counsellors agrees on behalf of itself and its
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employees to treat confidentially all records and other information relative to the Fund or any Portfolio and its prior, present or potential shareholders and relative to the Investment Adviser and its prior, present or potential customers, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Counsellors may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     5.  Right to Receive Advice.
         -----------------------

         (a) Advice of Fund.  If Counsellors is in doubt as to any action to be
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taken or omitted by it, it may request, and shall receive, directions or advice from the Fund.

         (b) Advice of Counsel.  If Counsellors is in doubt as to any question
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of law involved in any action to be taken or omitted by Counsellors, it may request advice at its own cost


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from counsel of its own choosing (who may be counsel for the Investment Adviser, the Fund or Counsellors, at the option of Counsellors).

         (c) Conflicting Advice. In case of conflict between directions or advice received by Counsellors pursuant to subsection (a) of this paragraph and advice received by Counsellors pursuant to subsection (b) of this paragraph, Counsellors shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

         (d)  Protection of Counsellors.  Counsellors shall be protected in any
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action or inaction which it takes in reliance on any directions or advice received pursuant to subsections (a) or (b) of this paragraph which Counsellors, after receipt of any such directions or advice in good faith believes to be consistent with such directions or advice. However, nothing in this paragraph shall be construed as imposing upon Counsellors any obligation (i) to seek such directions or advice or (ii) to act in accordance with such directions or advice when received. Nothing in this subsection shall excuse Counsellors when an action or omission on the part of Counsellors constitutes willful misfeasance, bad faith, negligence or reckless disregard by Counsellors of its duties under this Agreement.

     6.  Compensation.  In consideration of services rendered pursuant to this
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Agreement, the Fund will pay Counsellors on the first business day of each month a fee for the previous month, calculated daily. The Fund will also reimburse Counsellors for

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its out-of-pocket expenses incurred on behalf of the Fund, including but not limited to, postage, telephone, telex and Federal Express charges. The annual fee shall be .15% of the Portfolio's average daily net assets exclusive of out-of-pocket expenses. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Counsellors, the value of the Portfolio's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. The annual fee paid to Counsellors hereunder may be amended upon terms as may be specifically agreed to in writing from time to time by the Fund and Counsellors.

     7.  Indemnification.  The Fund agrees to indemnify and hold harmless
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Counsellors and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under federal securities and commodities laws and any state and foreign securities and Blue Sky laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which Counsellors takes or does or omits to take or do pursuant to the terms of this Agreement or otherwise at the request or on the direction of or in reliance on the advice of

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the Fund, provided, that neither Counsellors nor any of its nominees shall be indemnified against any liability to the Fund or to its Shareholders (or any expenses incident to such liability) arising out of Counsellors' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

     8.  Responsibility of Counsellors.  Counsellors shall be under no duty to
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take any action on behalf of the Fund, except as specifically set forth herein or as may be specifically agreed to by Counsellors in writing. In the performance of its duties hereunder, Counsellors shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement.

     Counsellors shall be responsible for its own negligent failure to perform its duties under this Agreement. Without limiting the generality of the foregoing or of any other provision of this Agreement, Counsellors in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any notice or other instrument which conforms to the applicable requirements of this Agreement, and which Counsellors reasonably believes to be genuine; or (b) delays or errors or loss of data occurring by reason of circumstances beyond Counsellors' control, including acts of civil or military


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authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

     9.   Duration and Termination.  This Agreement shall continue until
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terminated by the Fund or Counsellors on 60 days' written notice.

     10.  Notices.  All notices and other communications hereunder (collectively
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referred to as "Notice" or "Notices" in this Paragraph), shall be in writing or by confirming telegram, Cable, telex or facsimile sending device. Notices shall be addressed (a) if to Counsellors at Counsellors' address, 466 Lexington Avenue, New York, New York 10017; (b) if to the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice or other communication and the address of the addressee thereof are, at the time of sending more than 100 miles apart, the Notice may be mailed, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram, cable, telex, or facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

     11.  Further Actions.  Each party agrees to perform such further acts and
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execute such further documents as are necessary to effectuate the purposes hereof.

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     12.  Amendments.  This Agreement or any part hereof may be changed or
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waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     13.  Counterparts.  This Agreement may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.  Miscellaneous. This Agreement embodies the entire agreement and
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understanding between the parties thereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

                                         THE RBB FUND, INC.


                                         By:/s/ Edward J. Roach
                                            -----------------------
                                            Title: President and Treasurer


                                         COUNSELLORS FUNDS SERVICE, INC.


                                         By:/s/ Eugene Grace
                                            ------------------------
                                            Title:



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